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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF AMERICA'S SHOPPING MALL, INC.


America's Shopping Mall, Inc.

     The Deerskin Companies, Inc., a Nevada corporation, does business under the names "Deerskin" and "Joan Cook."

     The Remarkable Group, Inc., a Nevada corporation, does business under the names "Creadis Promotions" and "Remarkable Products."

          Creadis Promotions, Inc., a New York corporation.

          Dynamic Products Corp., a Nevada corporation.

          Remarkable Office Products, Inc., a New Jersey corporation.